Exhibit 8.2

June 25, 2018

GGP Inc.

350 North Orleans Street, Suite 300

Chicago, Illinois 60654

Re:    United States Federal Income Tax Opinion

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Brookfield Property Partners L.P., a Bermuda limited partnership (“Parent”), in connection with the merger by and among Parent, Goldfinch Merger Sub Corp., a Delaware corporation (“Acquisition Sub”), and GGP Inc., a Delaware corporation (the “Company”). We have been asked to render our opinion as to the classification of Parent as a partnership for United States federal income tax purposes and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of March 26, 2018, as amended on June 25, 2018, by and among Parent, Acquisition Sub, and the Company (the “Merger Agreement”).

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Merger Agreement;

(ii) the Limited Partnership Agreement in Respect of Brookfield Income Property Partners L.P., a Bermuda limited partnership, dated January 3, 2012, between 1648285 Alberta ULC, an Alberta unlimited liability company (“1648285 Alberta ULC”), and Brookfield Asset Management Inc., an Ontario corporation (“BAM”);

(iii) the Amended and Restated Limited Partnership Agreement of Parent, dated April 10, 2013, among 1648285 Alberta ULC, BAM, and each person admitted to Parent as a limited partner in accordance with the provisions of such agreement;

(iv) the Second Amended and Restated Limited Partnership Agreement of Parent, dated August 8, 2013, among Brookfield Property Partners Limited, a Bermuda exempted limited company (the “Parent General Partner”), and each person admitted to Parent as a limited partner in accordance with the provisions of such agreement, as amended;

(v) the Amended and Restated Limited Partnership Agreement of Brookfield Property L.P., a Bermuda limited partnership (“BPL”), dated April 10, 2013, among Brookfield Property GP L.P., a Bermuda limited partnership, Parent, and each person admitted to BPL as a limited partner in accordance with the provisions of such agreement;

(vi) the Second Amended and Restated Limited Partnership Agreement of BPL, dated August 8, 2013, among Brookfield Property Special L.P., a Bermuda limited partnership previously named “Brookfield Property GP L.P.” (the “Property Special LP”), Parent, BAM, BPY I L.P., a Manitoba limited partnership, BPY II L.P., a Manitoba limited partnership, Brookfield US Corporation, a Delaware corporation, and each person admitted to BPL as a limited partner in accordance with the provisions of such agreement, as amended;

(vii) the certificate of the Parent General Partner and the Property Special LP, of even date herewith, delivered to us for purposes of this opinion, including all schedules and exhibits thereto (the “Certificate”); and

(viii) such agreements, documents, and other instruments as we have deemed necessary or appropriate.

In addition, we have examined, and have relied as to matters of fact upon, originals, duplicates, certified or conformed copies of such records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Parent and BPL, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In rendering this opinion, we have assumed that (i) the transactions described in the Merger Agreement will be consummated in the manner set forth therein; (ii) the representations made in the Certificate are true, correct, and complete and will remain true, correct, and complete at all times; (iii) any representation set forth in the Certificate qualified by knowledge, intention, belief, or any similar qualification is and will remain true, correct, and complete without regard to such qualification; and (iv) each of Parent, BPL, and each Fiscally Transparent Subsidiary (as such term is defined in the Certificate) operates and will continue to operate in accordance with certain operating guidelines set forth in such Certificate. In addition, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that, as of the date hereof, (i) Parent is properly classified as a partnership for United States federal income tax purposes and is not classified as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and (ii) Parent’s proposed method of operation will, after taking into account the transactions contemplated by the Merger Agreement, allow Parent to continue to qualify as a partnership for United States federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as currently in effect and subject to change at any time with retroactive effect. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions, or representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy. No opinion is expressed concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4/F-4 filed by the Company and Parent on June 25, 2018, with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules thereunder.

Very truly yours,

/s/ Torys LLP